CONTACT:

Steve Handy, Vice President Corporate Controller
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A Reports Record First Quarter 2005 Revenues of $20.2 Million
Net Income of $2.6 Million and EPS of $0.12

NEWPORT BEACH, Calif., April 13, 2005 — SM&A (Nasdaq: WINS) today announced record revenues for the first quarter of 2005 of $20.2 million, a 10% increase over the $18.5 million reported for the corresponding period of 2004. Net income for the first quarter was $2.6 million or $0.12 per diluted share, a decrease of 12% over the $2.9 million or $0.14 per diluted share reported for the corresponding period of 2004.

First Quarter Highlights

•	Cash and cash equivalents increased 16% year-over-year to $23.4 million.

•	Repurchased 73,170 shares at a cost of $583,000.

•	Average deployed associate headcount for the quarter was 176 compared with 166 of the same period of the prior year.

•	Added 6 new customers; five are in industries outside of the Company’s traditional aerospace and defense concentration.

•	Increased our share repurchase program by an additional $5 million.

Commenting on the results, Steven Myers, Chairman and CEO said, “We are very pleased to be reporting record revenue and our second consecutive quarter of revenue growth. The increase in our first quarter revenue came primarily from our aerospace and defense clients as we continued to penetrate existing accounts with our competition management services. This is a result of our successful execution of one of our strategic initiatives to increase the penetration of our core Aerospace and Defense marketplace. Our improved professional sales organization, which is structured to execute and be accountable for its performance, is the single most important driver behind our recent growth trends. We believe that by successfully executing on all our initiatives, we will achieve the goals that we have set for 2005,” continued Mr. Myers.

Commenting on the financial results, Cathy Wood, chief financial officer stated, “We achieved a gross margin of 43% for the first quarter of this year compared with 45% in the corresponding period of 2004. The decline was planned as we recorded expenses related to first quarter 2005 incentive programs for our top performing proposal managers and account executives. We expect our margins to remain at about 44% for the second quarter and the full year. Our selling general and administrative (SG&A) expenses were impacted by severance costs, increased salary, benefit and travel expenses related to our investment throughout 2004 in account executives, marketing professionals and support staff to support and service our planned revenue growth, increased professional services fees, and an increase in our facility expense related to our expansion into an additional 11,000 square feet of office space at our Newport Beach headquarters. Excluding the charge for severance costs of $330,000, our SG&A expense was 22.7% of revenue, which is the lowest percentage of sales that SG&A has represented since the first quarter of 2004, and it is consistent with our full year guidance of approximately 23.0% of revenues.

Ms. Wood continued, “We are happy to announce that we are increasing our share repurchase program by an additional $5.0 million which increases our total authorization to $12.0 million. As of March 31, 2005, we have repurchased 698,670 shares at cost of $5.2 million. Utilizing our strong cash position, we used $583,000 in the first quarter to repurchase shares. Despite this, our cash and cash equivalents balance increased to $23.4 million, an increase of $3.3 million or 16% over the corresponding period of 2004.”

Outlook

The Company’s reiterates its previously stated full year 2005 guidance of revenue growth of approximately 15 percent, or approximately $80.0 million, compared with $69.0 million reported for the full year 2004. Full year 2005 gross margins are expected to be approximately 44%, selling general and administrative expenses are expected to be approximately 23% of revenue and net income is expected to be approximately $0.45 to $0.47 per diluted share.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Wednesday, April 13, 2005 to discuss the Company’s first quarter 2005 financial results. To participate, callers please dial (800) 219-6110 or (303) 262-2138 approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11027613#. The call replay will be available for seven days.

About SM&A

SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services. Since 1982, SM&A has managed in excess of 900 proposals worth more than $300 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

The statements in this press release that refer to expectations for the remainder of fiscal year 2005, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31	December 31	2004
	2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$23,431	$22,148
Accounts receivable, net .	16,466	13,198
Prepaid expenses and other current assets	458	252
Deferred income taxes .	420	539
Total current assets .	40,775	36,137
Fixed assets, net .	1,510	1,037
Other assets	261	209

	$42,546	$37,383

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable .	$930	$1,192
Accrued compensation and related benefits .	4,029	1,793
Income taxes payable .	834	565
Net liabilities of discontinued operations .	599	727
Total current liabilities .	6,392	4,277
Deferred income taxes .	239	242
Other liabilities .	251	173

Total liabilities .	6,882	4,692
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock	—	—
Common stock	51,158	50,781
Accumulated deficit .	(15,494)	(18,090)

Total shareholders’ equity .	35,664	32,691

	$42,546	$37,383

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three months ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Revenue	$20,245	$18,487
Cost of revenue	11,523	10,144

Gross margin	8,722	8,343
Selling, general and administrative expenses	4,922	3,390

Operating income	3,800	4,953
Interest income, net	85	30

Income before income taxes	3,885	4,983
Income tax expense	1,289	2,043

Net income	$2,596	$2,940

Net income per share:
Basic	$0.13	$0.14
Diluted	$0.12	$0.14
Shares used in calculating net income per share:
Basic	20,263	20,409
Diluted	21,085	21,740